Exhibit 2.3

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 10th day of September, 2019, by and between Timber Real Estate Holdings, LLC, a Delaware limited liability company (“Seller”), and VineBrook Operating Partnership, L.P., a Delaware limited partnership (“Purchaser”).

RECITALS

A. Seller and Purchaser are parties to that Purchase and Sale Agreement dated as of August 16, 2019 (the “Agreement”) for the purchase and sale of the properties described therein.

B. Purchaser and Seller desire to modify the terms of the Agreement pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals; Definitions. The foregoing recitals are incorporated herein. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Agreement.

2. Defective Properties List. Notwithstanding anything to the contrary in the Agreement, Seller hereby waives Purchaser’s obligation to provide in reasonable detail the basis for Purchaser’s determination of a Defective Property under Section 3(c) of the Agreement. Seller and Purchaser hereby agree and acknowledge that Purchaser shall provide a list of such Defective Properties to Seller, setting forth the address of each Defective Property.

3. Defective Properties Concession. Pursuant to Section 3(c) of the Agreement, Seller and Purchaser hereby agree that the Properties listed on Exhibit A attached hereto shall be purchased at a reduced price.

4. Defective Properties Removed. Pursuant to Section(c) of the Agreement, Seller and Purchaser hereby agree that the Properties listed on Exhibit B attached hereto shall, in the case the Defective Property is part of the Direct Sale Properties, be removed from this transaction, or in the case the Defective Property is part of the Assigned Interest, effectuate a Defective Property Transfer for such Defective Property.

5. Purchase Price. The Purchase Price set forth in Section 1(b) of the Agreement is hereby reduced to $73,065.138.00.

6. No Further Amendment. Except as expressly set forth herein, the Agreement remains unmodified and in full force and effect. To the extent of any inconsistency between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment shall control.

7. Miscellaneous. This Amendment may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument. Each party has the right to rely upon a facsimile or e-mail counterpart of this Amendment signed by the other party to the same extent as if such party received an original counterpart. This Amendment shall extend to, be binding upon and inure to the benefit of the respective heirs, devisees, legal representatives, successors, permitted assigns and beneficiaries of the parties hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date set forth above.

SELLER:

TIMBER REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/Alan True
Name:	Alan True
Title:	Authorized Signatory

PURCHASER:

VINEBROOK OPERATING PARTERNSHIP, L.P., a Delaware limited partnership

By:	/s/Brian Mitts
Name:	Brian Mitts
Its:	Authorized Signatory

Exhibit A

Defective Properties to be Purchased at Concession Price

[Omitted]

Exhibit B

Defective Properties to be Removed

[Omitted]

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